Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2025 with respect to our audits of the consolidated financial statements of Tian Ruixiang Holdings Ltd and Subsidiaries (the “Company”) as of October 31, 2024 and 2023, and for each of the three years in the period ended October 31, 2024, and the related notes, appearing in the Company’s Annual Report on Form 20-F for the year ended October 31, 2024, filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY

December 23, 2025